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                                                                    Exhibit 23.2

               Consent of Ernst & Young LLP, Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Lipid Sciences, Inc. 2001 Performance Equity Plan, the Lipid Sciences, Inc. 2000 Stock Option Plan, as amended, and Individual Non-Qualified Stock Option Agreements with certain consultants and a director of Lipid Sciences, Inc., of our report dated March 13, 2001, with respect to the financial statements of Lipid Sciences, Inc. for the year ended December 31, 2000, included in its Annual Report (Form 10-K) for the year ended December 31, 2001 filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP

Palo Alto, California
May 15, 2002